AGREEMENT TO LICENSE AND PURCHASE ASSETS

by and between

SAFETY SHOT INC.

and

ELITE HEALTH PARTNERS INC.

(dated February 21, 2024)

TABLE OF CONTENTS

AGREEMENT TO LICENSE AND PURCHASE ASSETS

THIS AGREEMENT TO LICENSE AND PURCHASE ASSETS (this "**Agreement**"), dated as of February 21, 2024, is entered into between Safety Shot Inc., a Delaware corporation fka "Jupiter Wellness Inc." ("**Licensor**") and Elite Health Partners Inc., a Delaware corporation ("**Licensee**"). Each of Licensor and Licensee may be individually referred to hereinafter as a "**Party**" and, collectively, as the "**Parties.**"

RECITALS

WHEREAS, Licensor is presently in the business of: (a) the development and sale of an over-the-counter blood alcohol detoxification drink targeted at reducing and shortening the length of recovery from alcohol intoxication (the "**Safety Shot Business**"), and (b) the development and sale of various over-the-counter health and wellness products, which latter business has historically been conducted under the name Jupiter Wellness Inc. (the "**Legacy Business**");

WHEREAS, Licensee is in the business of manufacturing, software management and software as a service (SaaS) sales (the "**Licensee Business**"); and

WHEREAS, Licensor wishes to license to Licensee the right to use the assets related to the Legacy Business (the "**Legacy Assets**") and to purchase the Legacy Assets upon fulfillment by Licensee of certain conditions as set forth herein, and Licensee wishes to license the Legacy Assets for use in the Licensee Business and acquire the Legacy Assets, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"**Affiliate**" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"**Agreement**" has the meaning set forth in the Preamble.

"**Aggregate Value**" has the meaning set forth in Section 2.09.

"**Allocation Schedule**" has the meaning set forth in **Error! Reference source not found.**.

"**Legacy Asset(s)**" has the meaning set forth in the Recitals.

"**Assigned Contracts**" means all Material Contracts.

"**Assignment and Assumption Agreement**" has the meaning set forth in Section 3.02(a)(ii).

"**Assumed Liabilities**" has the meaning set forth in Section 2.03.

"Audited Financial Statements" has the meaning set forth in Section 4.04.

"Balance Sheet" has the meaning set forth in Section 4.04.

"Balance Sheet Date" has the meaning set forth in Section 4.04.

"Bill of Sale" has the meaning set forth in Section 3.02(a)(i).

"Books and Records" means originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Legacy Assets (**"Books and Records"**).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Florida are authorized or required by Law to be closed for business.

"Cap" has the meaning set forth in Section 8.04(b).

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consideration" has the meaning set forth in Section 2.05.

"Contracts" means all legally binding written contracts, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

"Deductible" has the meaning set forth in Section 8.04(a).

"Deadline" has the meaning set forth in Section 2.08(a).

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Licensor concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Drop Dead Date" has the meaning set forth in Section 9.01(b)(i).

"Elite License" has the meaning set forth in Section 2.05.

"Employment Agreement(s)" means each of the employment agreements between Licensor and (a) Mr. Glynn Wilson, and (b) Mr. Paul Jones.

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Financial Statements" has the meaning set forth in Section 4.04.

"FIRPTA Certificate" has the meaning set forth in Section 7.02(g).

"Fraud" means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in **ARTICLE III** or **ARTICLE IV**, made by such Party, (a) with respect to Licensor, to Licensor's Knowledge or (b) with respect to Licensee, to Licensee's actual knowledge, of its falsity and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Indemnified Party" has the meaning set forth in Section 8.05.

"Indemnifying Party" has the meaning set forth in Section 8.05.

"Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

"Intellectual Property Agreements" means all licenses, sublicenses and other agreements by or through which other Persons grant Licensor or Licensor grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Legacy Business.

"**Intellectual Property Assets**" means all Intellectual Property that is owned by Licensor and exclusively used in connection with the Legacy Business, including the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules.

"**Intellectual Property Registrations**" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

"**Interim Balance Sheet**" has the meaning set forth in Section 4.04.

"**Interim Balance Sheet Date**" has the meaning set forth in Section 4.04.

"**Interim Financial Statements**" has the meaning set forth in Section 4.04.

"**Inventory**" means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Legacy Business.

"**IPO Closing**" has the meaning set forth in Section 2.08(a).

"**Knowledge of Licensor or Licensor's Knowledge**" or any other similar knowledge qualification, means the actual knowledge of Brian John.

"**Knowledge of Licensee or Licensee's Knowledge**" or any other similar knowledge qualification, means the actual knowledge of Tom Nyiri.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"**Leased Real Property**" means the property located at 1061 East Indiantown Road, Suite 110, Jupiter, Florida 33477 and used by Licensor.

"**Legacy Assets**" has the meaning set forth in the Recitals.

"**Legacy Business**" has the meaning set forth in the Recitals.

"**Legacy License(s)**" has the meaning set forth in Section 2.05.

"**Licensee**" has the meaning set forth in the Preamble.

"**Licensee Business**" has the meaning set forth in the Recitals.

"**Licensee Closing Certificate**" has the meaning set forth in Section 7.03(d).

"**Licensee Common Stock**" means shares of the common stock of Licensee, par value $.001 per share.

"**Licensor**" has the meaning set forth in the Preamble.

"**Licensor Closing Certificate**" has the meaning set forth in Section 7.02(d).

"Losses" means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys' fees.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Legacy Business or the Licensee Business, respectively, of either Party, taken as a whole, or (b) the ability of a Party to consummate the transactions contemplated hereby; *provided, however,* that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Legacy Business or the Licensee Business respectively operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of either Party, as applicable; (vi) any matter of which either Party, as applicable, is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the respective Parties and the Legacy Business or the Licensee Business, as applicable; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Legacy Business or the Licensee Business, as the case may be, to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded.

"Material Contracts" has the meaning set forth in Section 4.06(a).

"Non-Disclosure Agreement" means the Non-Disclosure Agreement executed prior to the date hereof between Licensee and Licensor.

"NYSE" means the New York Stock Exchange.

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"Permitted Encumbrances" means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (d) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

"Per Share Value" has the meaning set forth in Section 2.09.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Registration Rights Agreement" has the meaning set forth in Section 6.14.

"**Representative**" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"**Safety Shot Business**" has the meaning set forth in the Recitals.

"**Schedule Supplement**" has the meaning set forth in Section 6.04.

"**SEC**" means the U.S. Securities and Exchange Commission.

"**Securities Act**" means the U.S. Securities Act of 1933, as amended.

"**Tangible Personal Property**" means equipment, supplies and other tangible personal property used solely in the operation of the Legacy Business (the "**Tangible Personal Property**").

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return**" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Third-Party Claim**" has the meaning set forth in Section 8.05(a).

"**Trading Day**" means a day on which the principal Trading Market is open for trading.

"**Trading Market**" means the NYSE or any of the following markets or exchanges on which the Licensee Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the OTCQB, the OTCQX, or the OTC Pink Marketplace (or any successors to any of the foregoing).

"**Transaction Documents**" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

"**VWAP**" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Licensee Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Licensee Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Licensee Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) or a similar organization or agency succeeding to its functions of reporting stock prices, (b) if no volume weighted average price of the Licensee Common Stock can be ascertained from the Trading Market, the average closing price of the Licensee Common Stock during the five Trading Days immediately preceding such date, or (c) in all other cases, the fair market value of a share of Licensee Common Stock as determined by Doug McKinnon, CPA or, if Mr. Mckinnon is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Licensee and Licensor. The fees and expenses of such accounting firm shall be borne equally by Licensor and Licensee.

ARTICLE II
GRANT OF LICENSE; LICENSEE'S RIGHT TO PURCHASE LEGACY ASSETS

Section 2.01 Grant of License. Subject to the terms and conditions set forth in this Agreement, provided that Licensee issues the Consideration to Licensor as hereinafter provided, Licensor hereby grants to Licensee, and Licensee hereby acquires from Licensor, a limited, worldwide, non-transferable, non-assignable, non-sublicensable, revocable (as contemplated by Section 2.08(c)) license to use the Legacy Assets in connection with Licensee's operation of the Licensee Business solely as set forth herein. A complete list of the Legacy Assets is set forth on Section 2.01 of the Disclosure Schedules.

Section 2.02 Assets Excluded from License and Sale. Other than the Legacy Assets, Licensor and Licensee expressly understand, acknowledge and agree that Licensee is not licensing, purchasing or acquiring, and Licensor is not selling or assigning, any assets or properties of Licensor and all such other assets and properties shall be excluded from the Legacy Assets, including any and all of the assets, properties or any other right whatsoever relating to the Safety Shot Business (the "**Excluded Assets**"). Notwithstanding the foregoing, the Legacy Licenses shall remain with Licensor until the Closing has occurred as further provided in Section 2.05 below.

Section 2.03 Liabilities Relating to Legacy Assets. Subject to the terms and conditions set forth herein, (a) from the date hereof until the Closing, if any, Licensor shall retain pay, perform and discharge any and all liabilities and obligations of Licensor arising out of or relating to the Legacy Assets, and (b) following the Closing, if any, Licensee shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Licensor arising out of or relating to the Legacy Assets (other than the Excluded Liabilities, as set forth below) (collectively, the "**Assumed Liabilities**").

Section 2.04 Excluded Liabilities. Other than the Assumed Liabilities, Licensee shall not assume and shall not be responsible to pay, perform or discharge any other liabilities or obligations of Licensor (collectively, the "**Excluded Liabilities**").

Section 2.05 Licensor Reservation of Certain Rights. Licensor reserves the right to use the Legacy Assets following execution hereof in connection with its operation, if any, of the Legacy Business consistent with past practice until such time as the Closing has occurred as contemplated under Section 2.08(b) and subject to the reversion of such rights as contemplated under Section 2.08(c) if Closing has not occurred as provided therein. Licensee acknowledges that the license granted to it by Licensor hereunder (the "**Elite License**") is subject in all respects to the licenses previously granted by Licensor to third parties prior to the date hereof, including any and all renewals and extensions thereof, which licenses are listed on Section 2.05 of the Disclosure Schedules (each, a "**Legacy License**"). Licensee agrees that it takes the Elite License granted to it hereunder subject in all respects to the Legacy Licenses. For avoidance of doubt, the Legacy Licenses granted by Licensor shall: (a) remain with Licensor during the period of the Elite License granted to the Licensee in this Agreement (and Licensor shall be entitled to continue to receive and own all of the proceeds and royalties generated thereby); and (b) be transferred and assigned to, and be assumed by, Licensee as part of its purchase, if any, of the Legacy Assets upon the Closing.

Section 2.06 Consideration for Elite License and Purchase of Legacy Assets. Upon execution hereof, as consideration for the Elite License granted in this Agreement to Licensee, and Licensee's assumption of the Assumed Liabilities, if any, Licensee shall issue 4,000,000 shares of Licensee Common Stock to Licensor (the "**Consideration**").

Section 2.07 Legacy Assets Not Licensable; Liabilities Not Assumable.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the license to or purchase of any of the Legacy Assets by Licensee would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to: (i) execution hereof with respect to the Elite License granted hereunder, or (ii) the Closing with respect to the purchase of the Legacy Assets as contemplated by Section 2.08(b), this Agreement shall not constitute a license, sale, assignment, transfer, conveyance or delivery, or an attempted license, sale, assignment, transfer, conveyance or delivery, thereof; *provided, however,* that, subject to the satisfaction or waiver of the conditions contained in **ARTICLE VII**, the grant of the Elite License to Licensee or the Closing, as the case may be, shall occur notwithstanding the foregoing without any adjustment to the Consideration on account thereof. Following execution hereof or the Closing, as applicable, Licensor and Licensee shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Licensee shall be solely responsible for such liabilities and obligations from and after the date hereof or the Closing Date, as applicable; *provided, however,* that neither Licensor nor Licensee shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Licensor shall license, sell, assign, transfer, convey and deliver to Licensee, as the case may be, the relevant Legacy Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Licensee in accordance with Section 6.12.

(b) To the extent that any Legacy Asset or Assumed Liability cannot be ultimately be transferred to Licensee following the Closing pursuant to this Section 2.07, Licensee and Licensor shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Licensed Legacy Asset and/or Assumed Liability to Licensee and the performance by Licensee of its obligations with respect thereto. Licensee shall, as agent or subcontractor for Licensor pay, perform and discharge fully the liabilities and obligations of Licensor thereunder from and after the date hereof. To the extent permitted under applicable Law, Licensor shall, at Licensee's expense, hold in trust for and pay to Licensee promptly upon receipt thereof, such Legacy Asset and all income, proceeds and other monies received by Licensor to the extent related to such Legacy Asset in connection with the arrangements under this Section 2.07. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.07.

Section 2.08 Purchase of Legacy Assets Upon Licensee IPO.

(a) Licensee has agreed to and shall undertake and consummate a firm-commitment underwritten public offering of at least 1,500,000 shares of Licensee Common Stock at an initial minimum offering price to the public of $4.00 per share pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act of 1933, as amended (**"IPO"**) by July 31, 2024 (the **"Deadline"**). Additionally, Licensee has agreed to and shall cause the Licensee Common Stock to be listed for trading on the NYSE (or such other Trading Market on which the Licensee Common Stock is then

traded based upon the mutual agreement of Licensor and Licensee in lieu of the NYSE) concurrent with the IPO but in no event later than the date of closing of the IPO (the "**IPO Closing**").

(b) Following the IPO Closing, Licensee shall acquire the Legacy Assets and the Legacy Licenses from the Licensor for $1.00 on the Closing Date as set forth in Section 3.01 below, provided that the conditions set forth in this **ARTICLE II** and **ARTICLE VII** have been satisfied.

(c) Subject to the provisions of **ARTICLE IX**, in the event that the IPO or concurrent listing of the Licensee Common Stock on the NYSE has not occurred by the Deadline, the Elite License granted to Licensee under this Agreement shall immediately and automatically expire, without further action on the part of either Party to terminate the same, whereupon: (i) all right, title and interest in and to the Legacy Assets granted to Licensee shall immediately and automatically be revoked and shall revert back, without further action on the part of either Party, to Licensor, and (b) Licensee shall cease use of any and all of the Legacy Assets and shall have no further rights whatsoever with respect to the same.

(d) In the event that the Legacy Assets are acquired by Licensee as contemplated under clause (b) above, following Closing, Licensor shall be entitled to sell or otherwise transfer the Licensee Common Stock it receives as Consideration under Section 2.06, in accordance with applicable Law and subject, in each instance, to each recipient's (and Licensor's) agreement to enter into a lock-up agreement with the underwriter(s) of the IPO if and as required by said underwriter(s). Licensor agrees in any event that, in connection with the IPO, should the underwriter(s) require it to sign and deliver a lock-up agreement, it will agree to execute and deliver the same providing for a lock up period of no longer than six months from the closing of the IPO.

Section 2.09 Allocation of Consideration upon Purchase of Legacy Assets. In the event of the sale of the Legacy Assets to Licensee as contemplated by Section 2.08, the Consideration issued to Licensor hereunder shall be deemed to have been issued as consideration for the purchase of the Legacy Assets by Licensee hereunder. Within 30 days following the Closing Date, Licensor shall deliver a schedule allocating the aggregate value of the Consideration issued to it hereunder (including any Assumed Liabilities treated as consideration for the Legacy Assets for Tax purposes) among the Legacy Assets (the "**Allocation Schedule**"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the valuation of the Consideration for purposes of such allocation (and all other valuation purposes under this Agreement) shall be calculated as follows: (a) with respect to the aggregate valuation of the Consideration, the total number of shares of Licensee Common Stock issued to Licensor hereunder shall be multiplied by the applicable VWAP calculation (the "**Aggregate Value**"); and (b) with respect to the per share value of each share of Licensee Common Stock, the Aggregate Value shall be divided by the VWAP (the "**Per Share Value**").

The Allocation Schedule shall be deemed final unless Licensee notifies Licensor in writing that Licensee objects to the allocations reflected in the Allocation Schedule within 15 days after delivery of the Allocation Schedule to Licensee. In the event of any such objection, Licensor and Licensee shall negotiate in good faith to resolve such dispute; *provided, however*, that if Licensor and Licensee are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Licensee, such dispute shall be resolved by john Taylor of Stanton Park Advisers or, if Mr. Taylor is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Licensee and Licensor. The fees and expenses of such accounting firm shall be borne equally by Licensor and Licensee. Licensor and Licensee agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.10 Withholding in Connection with Purchase of Legacy Assets. Licensee shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Licensee shall provide Licensor with

written notice of its intent to withhold at least ten (10) days prior to the Closing with a written explanation substantiating the requirement to deduct or withhold, and the Parties shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. Assuming Licensor delivers the FIRPTA Certificate described in Section 7.02(g), Licensee acknowledges and agrees that no withholding is required as of the date hereof. To the extent that amounts are so withheld and paid over to the appropriate tax authority by Licensee, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
CLOSING OF THE PURCHASE OF ASSETS

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, upon closing of the IPO by Licensee, the closing of the purchase of the Legacy Assets by Licensee (the "**Closing**") shall take place at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, Suite 500, Woodbridge, NJ 08830 or remotely by exchange of documents and signatures (or their electronic counterparts), within three Business Day after consummation of the IPO and all of the conditions to Closing set forth in **ARTICLE VII** are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, defined below), or at such other time, date or place as Licensor and Licensee may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "**Closing Date.**"

Section 3.02 Closing Deliverables.

(a) At the Closing, Licensor shall deliver to Licensee the following:

(i) a bill of sale in the form of <u>Exhibit A</u> hereto (the "**Bill of Sale**") and duly executed by Licensor, transferring the Tangible Personal Property included in the Legacy Assets to Licensee;

(ii) an assignment and assumption agreement in the form of <u>Exhibit B</u> hereto (the "**Assignment and Assumption Agreement**") and duly executed by Licensor, effecting the assignment to and assumption by Licensee of the Legacy Assets, including the Material Contracts and the Legacy Licenses, and the Assumed Liabilities;

(iii) the Licensor Closing Certificate;

(iv) the FIRPTA Certificate;

(v) the certificates of the Secretary or Assistant Secretary of Licensor required by Section 7.02(e) and Section 7.02(f);

(vi) the Registration Rights Agreement, duly executed, in form and substance mutually acceptable to Licensor and Licensee; and

(vii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Licensee, as may be required to give effect to this Agreement.

(b) At the Closing, Licensee shall deliver to Licensor the following:

(i) the Assignment and Assumption Agreement duly executed by Licensee;

(ii) the Licensee Closing Certificate;

(iii) the certificates of the Secretary or Assistant Secretary of Licensee required by Section 7.03(e) and Section 7.03(f); and

(iv) a certificate of good standing issued by the State of Delaware as of a date within five days of Closing;

(v) the Registration Rights Agreement, duly executed, in form and substance mutually acceptable to Licensor and Licensee; and

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Licensor, as may be required to give effect to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LICENSOR

Except as set forth in the Disclosure Schedules, Licensor represents and warrants to Licensee that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Licensor. Licensor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Legacy Business as currently conducted. Licensor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Legacy Assets or the operation of the Legacy Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Licensor. Licensor has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Licensor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Licensor of this Agreement and any other Transaction Documents to which Licensor is a party, the performance by Licensor of its obligations hereunder and thereunder, and the consummation by Licensor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Licensor. This Agreement has been duly executed and delivered by Licensor, and (assuming due authorization, execution and delivery by Licensee) this Agreement constitutes a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Licensor is or will be a party has been duly executed and delivered by Licensor (assuming due authorization, execution and delivery by each party thereto), such Transaction Document will constitute a legal and binding obligation of Licensor enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Licensor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the

transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Licensor; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensor, the Legacy Business or the Legacy Assets; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Licensor in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have, in the aggregate, a Material Adverse Effect.

Section 4.04 Financial Statements. Copies of the audited financial statements consisting of the condensed consolidated balance sheets including the Legacy Business as at December 31, 2022 in each of the years ended December 31, 2021 and 2020, and the related condensed consolidated statement of operations, condensed consolidated changes in shareholders' equity and condensed consolidated statements of cash flow for the years then ended (the "**Audited Financial Statements**"), and unaudited financial statements consisting of the condensed consolidated balance sheet including the Legacy Business as at September 30, 2023 and the related condensed consolidated statements of operations, condensed consolidated changes in shareholders' equity and condensed consolidated statements of cash flow for the nine month period then ended (the "**Interim Financial Statements**" and together with the Audited Financial Statements, the "**Financial Statements**") have been delivered to Licensee. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet including the Legacy Business as of December 31, 2022 is referred to herein as the "**Balance Sheet**" and the date thereof as the "**Balance Sheet Date**" and the balance sheet including the Legacy Business as of September 30, 2023 is referred to herein as the "**Interim Balance Sheet**" and the date thereof as the "**Interim Balance Sheet Date.**"

Section 4.05 Absence of Certain Changes, Events and Conditions Regarding Legacy Business. From the Interim Balance Sheet Date until the date of this Agreement, Licensor has used the Legacy Assets and operated the Legacy Business in the ordinary course of business in all material respects and there has not been any event, occurrence or development that has had a Material Adverse Effect.

Section 4.06 Material Contracts.

(a) Section 4.06(a) of the Disclosure Schedules lists each of the Contracts (x) by which any of the Legacy Assets are bound or affected, or (y) to which Licensor is a party or by which it is bound in connection with the Legacy Assets (together with all Intellectual Property Agreements listed in Section 4.10(a) of the Disclosure Schedules, collectively, the "**Material Contracts**").

(b) Licensor is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 4.07 Title to Tangible Personal Property. Licensor has good and valid title to, or a valid leasehold interest in, any and all Tangible Personal Property included in the Legacy Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08 Sufficiency of Legacy Assets. The Legacy Assets are sufficient for the continued conduct of the Legacy Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Legacy Business as currently conducted.

Section 4.09 Real and Leased Real Property. Licensor owns no real property. Licensor leases its headquarters located at the Leased Real Property, which lease is not a Legacy Asset, it is an Excluded Asset.

Section 4.10 Intellectual Property.

(a) Item 1 of Section 2.01 of the Disclosure Schedules lists all Intellectual Property Registrations, and Section 4.06(a) of the Disclosure Schedules lists all Intellectual Property Agreements that are Material Contracts. Except as would not have a Material Adverse Effect, Licensor owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Licensor under the Intellectual Property Agreements.

(b) Except as would not have a Material Adverse Effect, to Licensor's Knowledge: (i) the conduct of the Legacy Business as presently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of the Licensor under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Licensor of any Intellectual Property of any other Person.

Section 4.11 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Licensor's Knowledge, threatened against or by Licensor relating to or affecting the Legacy Business, the Legacy Assets or the Assumed Liabilities, which if determined adversely to Licensor would result in a Material Adverse Effect.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Legacy Business or the Legacy Assets which would have a Material Adverse Effect.

Section 4.12 Compliance With Laws; Permits.

(a) Licensor is in compliance with all Laws applicable to the conduct of the Legacy Business as currently conducted or the ownership and use of the Legacy Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for Licensor to conduct the Legacy Business as currently conducted or for the ownership and use of the Legacy Assets have been obtained by Licensor and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

Section 4.13 Taxes.

(a) Except as would not have a Material Adverse Effect, Licensor has filed (taking into account any valid extensions) all material Tax Returns with respect to the Legacy Business and the

Legacy Assets required to be filed by Licensor and has paid all Taxes shown thereon as owing. Licensor is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b) Licensor is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(c) The representations and warranties set forth in this Section 4.13 are Licensor's sole and exclusive representations and warranties regarding Tax matters.

Section 4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Licensor.

Section 4.15 Securities Law Representations. Licensor makes the following representations and warranties to Licensee regarding its acquisition of the Licensee Common Stock, it being understood that no specific representation or warranty will limit the generality or applicability of a more general representation or warranty:

(a) Licensor understands and acknowledges that this Agreement is made with such Licensor in reliance upon Licensor's representation to Licensee, which by execution of this Agreement, Licensor hereby confirms, that the Licensee Common Stock to be issued to Licensor pursuant hereto **Error! Reference source not found.** will be acquired by Licensor for investment purposes only for Licensor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Licensor does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Licensor represents that Licensor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party, with respect to the Licensee Common Stock.

(b) Licensor understands that issuance of the Licensee Common Stock has not been registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the same hereunder is exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder or another exemption from registration under the Securities Act and applicable state securities laws.

(c) Licensor believes that Licensor has received all the information such Licensor considers necessary or appropriate for deciding whether to acquire the Licensee Common Stock. Licensor further represents that Licensor has had an opportunity to ask questions and receive answers from Licensee regarding the terms and conditions of the acquisition of the Licensee Common Stock and the business, properties, prospects, and financial condition of Licensee, and its Affiliates and to obtain additional information (to the extent the Licensee and/or its Affiliates possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Licensor or to which Licensor had access. The foregoing, however, does not limit or modify the representations and warranties of Licensee or the rights of Licensor to rely thereon

(d) Licensor confirms that Licensor has the knowledge and experience in financial and business matters such that Licensor is capable of evaluating the merits and risks of acquisition of the Licensee Common Stock and of making an informed investment decision and understands that (a) acquisition of the Licensee Common Stock is suitable only for an acquiror that is able to bear

the economic consequences of losing such acquiror's entire investment, (b) the acquisition of the Licensee Common Stock to be received by Licensor hereunder is speculative and involves a high degree of risk of loss of the entire acquisition, and (c) there are substantial restrictions on the transferability of the Licensee Common Stock, a limited market currently exists for the resale of the Licensee Common Stock and, absent the IPO, there will be not likely be public market for the Licensee Common Stock. Licensor acknowledges and understands it may not be possible for Licensor to liquidate its investment in case of emergency or otherwise.

(e) Licensor is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

Section 4.16 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Licensor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Licensor, including any representation or warranty as to the accuracy or completeness of any information regarding the Legacy Business and the Legacy Assets furnished or made available to Licensee and its Representatives and any information, documents or material delivered to Licensee, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Legacy Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LICENSEE

Except as set forth in the Disclosure Schedules, Licensee represents and warrants to Licensor that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Licensee. Licensee is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Licensee is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the license or ownership of the Legacy Assets, as the case may be, and operation of the Legacy Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 5.02 Authority of Licensee. Licensee has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Licensee is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Licensee of this Agreement and any other Transaction Documents to which Licensee is a party, the performance by Licensee of its obligations hereunder and thereunder and the consummation by Licensee of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee, and (assuming due authorization, execution and delivery by Licensor) this Agreement constitutes a legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Licensee is or will be a party has been duly executed and delivered by Licensee (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Licensee enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency,

reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Licensee of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Licensee; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensee; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Licensee is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Licensee's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Licensee in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a material adverse effect on Licensee's ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Licensee.

Section 5.05 Sufficiency of Authorized Licensee Common Stock. Licensee has a sufficient number of shares of Licensee Common Stock authorized and reserved for the purpose of delivering the same hereunder to Licensor in accordance with the terms hereof so as to consummate the transactions contemplated by this Agreement.

Section 5.06 Licensee Financial Statements. Copies of the unaudited financial statements consisting of the balance sheet of the Licensee Business as at December 31 in each of the years 2022, 2023, and 2024 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended, and unaudited interim financial statements consisting of the balance sheet of the Licensee Business as at September 30, 2023 and the related interim statements of income and retained earnings, stockholders' equity and cash flow for the nine month period then ended (the **"Interim Licensee Financial Statements"** and together with the year-ended unaudited financial statements, collectively, the **"Licensee Financial Statements"**) have been delivered to Licensee. The Licensee Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Licensee Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Licensee Financial Statements fairly present in all material respects the financial condition of the Licensee Business as of the respective dates they were prepared and the results of the operations of the Licensee Business for the periods indicated.

Section 5.07 Solvency. Immediately after giving effect to the transactions contemplated hereby, Licensee shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on the Licensee Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Licensee or Licensor. In connection with the transactions contemplated hereby, Licensee has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.08 Legal Proceedings. Governmental Orders. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Licensee's Knowledge, threatened against or by Licensee or any Affiliate of Licensee that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Legacy Business or the Legacy Assets which would have a Material Adverse Effect.

Section 5.09 Independent Investigation. Licensee has conducted its own independent investigation, review and analysis of the Legacy Business and the Legacy Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Licensor for such purpose. Licensee acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Licensee has relied solely upon its own investigation and the express representations and warranties of Licensor set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Licensor nor any other Person has made any representation or warranty as to Licensor, the Legacy Business, the Legacy Assets or this Agreement, except as expressly set forth in ARTICLE IVIV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Licensor (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Licensee shall (i) use commercially reasonable efforts to maintain the Legacy Assets (including any Inventory) in good repair, subject to ordinary wear and tear, (ii) use the Legacy Assets only as they are respectively intended to be used, (iii) in the ordinary course of business consistent with their respective use in the Legacy Business; (iv) use commercially reasonable efforts to maintain and preserve intact the Legacy Assets; and (v) avoid excessive or uncustomary depletion of the same, and (b) Licensee shall not sell, transfer, convey, license, sub-license, liquidate, assign, abandon, destroy or otherwise dispose of any of the Legacy Assets.

Section 6.02 Restrictions as to Use of Licensed Legacy Assets by Licensee Following Grant of Elite License (and Pending Closing of the Purchase of the Legacy Assets). Licensee shall not and shall not permit any third party to: (a) modify, alter, amend, fix, translate, enhance or otherwise create derivative works and of the Legacy Assets; (b) reverse engineer, disassemble, decompile, decode or adapt the Legacy Assets (or make any effort to do any of the foregoing), or otherwise attempt to derive or gain access to any source code or other proprietary information in the Legacy Assets, in whole or in part, except as and only to the extent this restriction is prohibited by law or, with respect to open-source components, if any, included in the Legacy Assets, under the applicable open-source software license agreements governing the use of these components; (c) remove, disable, or otherwise create or implement any workaround to, any security features contained in any of the Legacy Assets; (d) remove, delete or alter any trademarks, copyright notices or other intellectual property rights or notices of Licensor from the Legacy Assets; (e) copy or otherwise replicate any of the Legacy Assets, in whole or in part (except if and as permitted elsewhere herein); (f) use the Legacy Assets in any manner inconsistent with its intended use or in violation of any applicable federal, state or local law, regulation or rule; or (g) use the Legacy Assets for purposes of competitive analysis, the development of a competing product or service, or for any other purpose that is or would be to Licensor's commercial disadvantage.

Section 6.03 Access to Information. From the date hereof until the Closing, each Party shall (a) afford the other Party and its Representatives, if any, reasonable access to and the right to inspect all of

the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Legacy Assets; (b) furnish the other Party and its Representatives with such financial, operating and other data and information related to the Legacy Assets as such Party or any of its Representatives on its behalf as may reasonably request; and (c) instruct the Representatives of such Party to cooperate with the other Party in any further investigation relating to the Legacy Assets; *provided, however,* that any such investigation shall be conducted during such Party's normal business hours upon reasonable advance notice to such Party, under the supervision of such Party's personnel and in such a manner so as not to interfere with the conduct of any of such Party's businesses. All requests by Licensee for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Mr. Brian John (or such other individuals as Licensor may designate in writing from time to time) and all requests by Licensor for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Mr. Tom Nyiri (or such other individuals as Licensor may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to disclose any information to the other Party if such disclosure would, in such Party's sole discretion: (w) cause significant competitive harm to such Party or its businesses, if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating thereto.

Section 6.04 Supplement to Disclosure Schedules. From time to time prior to the Closing, Licensor shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a **"Schedule Supplement"**). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; *provided, however,* that if as a result of matters disclosed in such Schedule Supplement, Licensee has the right to, but does not elect to, terminate this Agreement within 10 Business Days of its receipt of such Schedule Supplement, then Licensee shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.05 Assumption of Certain Employment Agreements. Upon Closing, Licensor shall assign and Licensee shall assume the obligations of the Licensor under the Employment Agreements between Licensor and each of Dr. Glynn Wilson and Mr. Paul Jones.

Section 6.06 Non-Disclosure Agreement. The Parties acknowledge and agree that the Non-Disclosure Agreement remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Non-Disclosure Agreement, information provided to the other Party pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in

promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each Party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement at least 60 days prior to Closing and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of the Licensee's undertakings pursuant to this Section 6.07, Licensee agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or Licensor so as to enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Licensee shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any Party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Licensor or Licensee with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Licensor and Licensee shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; *provided, however,* that Licensor shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.08 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Licensor prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Licensee shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Licensor; and

(ii) upon reasonable notice, afford the Licensor's Representatives reasonable access (including the right to make, at Licensor's expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Licensee after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Licensor shall:

(i) retain the books and records (including personnel files) of Licensor which relate to the Legacy Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Licensee's Representatives reasonable access (including the right to make, at Licensee's expense, photocopies), during normal business hours, to such books and records.

(c) Neither Licensee nor Licensor shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Section 6.09 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in **ARTICLE VII** hereof.

Section 6.10 Public Announcements. Unless otherwise required by applicable Law or securities law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.11 Bulk Sales Laws. With respect to the potential sale of the Legacy Assets to the Licensee hereunder, each of the Parties hereby waives compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Legacy Assets to Licensee.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Licensee when due. Licensee shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Licensor shall cooperate with respect thereto as necessary).

Section 6.13 Covenant as to Licensee IPO. Licensee shall use its best efforts to take such actions as are necessary to complete on or prior to the Closing its obligations under Section 2.08.

Section 6.14 Piggy Back Registration. Following the IPO, in the event that Licensee proposes to file a registration statement under the Securities Act with the SEC (including, but not limited to,

registration statements relating to secondary offerings of Licensee's securities but excluding registration statement statements to any employee benefit of Licensee or corporate reorganization), Licensee shall provide notice thereof to Licensor no less than 30 days prior to the filing thereof and Licensor shall be entitled to include in such registration statement the shares of Licensee Common Stock issued to and owned by it pursuant this Agreement. The terms and conditions of inclusion of Licensor's securities in such registration statement shall be as set forth in a mutually acceptable Piggyback Registration Rights Agreement executed by the Parties and delivered at Closing (the "**Registration Rights Agreement**").

Section 6.15 Further Assurances. Following execution hereof until the Closing, each of the Parties shall, and shall cause their respective Affiliates and Representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
CONDITIONS TO CLOSING OF PURCHASE OF ASSETS

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Licensee and Licensor pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Licensor shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Licensee shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Licensee and Licensor, and no such consent, authorization, order and approval shall have been revoked.

(d) Obtain such shareholder approvals, as are required or necessary to consummate the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Licensee. The obligations of Licensee to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Licensee's waiver of each of the following conditions:

(a) as of the date hereof and as of the Closing Date, the representations and warranties of Licensor contained in ARTICLE IV shall be true and correct in all respects with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b) at or prior to the Closing, Licensor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

(c) at or prior to the Closing Licensor shall have delivered to Licensee duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a);

(d) at or prior to the Closing, Licensee shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Licensor, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "**Licensor Closing Certificate**");

(e) at or prior to Closing, Licensee shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Licensor certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Licensor authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f) at or prior to the Closing, Licensee shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Licensor certifying the names and signatures of the officers of Licensor authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and.

(g) at or prior to the Closing, Licensee shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "**FIRPTA Certificate**") that Licensor is not a foreign person within the meaning of Section 1445 of the Code duly executed by Licensor.

Section 7.03 Conditions to Obligations of Licensor. The obligations of Licensor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Licensor's waiver of each of the following conditions:

(a) as of the date hereof and as of the Closing Date, the representations and warranties of Licensee contained in ARTICLE V shall be true and correct in all respects with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Licensee's ability to consummate the transactions contemplated hereby;

(b) at or prior to the Closing, Licensee shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, including without limitation, its obligations under Sections 2.08 and 6.23;

(c) upon execution hereof, Licensee shall have delivered to Licensor the Consideration;

(d) at or prior to the Closing, Licensor shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Licensee, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "**Licensee Closing Certificate**");

(e) at or prior to the Closing, Licensor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Licensee certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Licensee authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f) at or prior to the Closing, Licensor shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Licensee certifying the names and signatures of the officers of Licensee authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(g) at Closing, Licensor shall have received from Licensee the Registration Rights Agreement, duly executed by an authorized officer of Licensee.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Licensor. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Licensor shall indemnify Licensee against, and shall hold Licensee harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Licensee based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Licensor contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Licensor pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification by Licensee. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Licensee shall indemnify Licensor against, and shall hold Licensor

harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Licensor based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Licensee contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Licensee pursuant to this Agreement; or

(c) subject to Licensor's obligations in Section 8.02, any Assumed Liability.

Section 8.04 Certain Limitations. The Party making a claim under this ARTICLE VIII is referred to as the "**Indemnified Party,**" and the Party against whom such claims are asserted under this ARTICLE VIII is referred to as the "**Indemnifying Party.**" The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds ten percent (10%) of the Aggregate Value of the Consideration (the "**Deductible**"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed the Deductible (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed the full amount of the Aggregate Value of the Consideration (the "**Cap**").

(c) Amounts owed by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Amounts owed by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Licensor shall not be liable under this **ARTICLE VIII** for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Licensor contained in this Agreement if Licensee had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a **"Third-Party Claim"**) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Licensor and Licensee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim, and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense

of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a "**Direct Claim**") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Issuance or Return of Consideration (Licensee Common Stock). Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this **ARTICLE VIII**, the Indemnifying Party shall satisfy its obligations within 20 Business Days of such final, non-appealable adjudication by the following method: (a) if the prevailing Indemnified Party is the Licensor, then the Licensee shall issue or cause to be issued to the Licensor such number of shares of additional Licensee Common Stock as shall be equal to the Loss (as agreed or finally adjudicated as provided above) divided by the then-applicable Per Share Value; and (b) if the prevailing Indemnified Party is the Licensee, then the Licensor shall return or cause to be returned to the Licensee such number of shares of Licensee Common Stock that it received as Consideration as shall be equal to the Loss (as agreed or finally adjudicated as provided above) divided by the then-applicable Per Share Value.

In the case of a Third-Party Claim for which an Indemnifying Party is ultimately obligated to provide indemnification, such Indemnifying Party shall follow the procedures set forth in Section 8.05 regarding the issuance or return of Licensee Common Stock, and Licensee shall be responsible upon completion of such procedure to remit payment in respect thereof to the prevailing Third Party equal to the corresponding Aggregate Value of Consideration as provided for in Section 8.05.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the value of the Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. Subject to Section 10.12, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification

provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 10.12, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to seek any remedy (at law or in equity) on account of any Fraud by any Party hereto and the Deductible and Cap limitations otherwise set forth in this ARTICLE VIII shall not apply to any such claim or recovery in respect of Fraud by any Party hereto.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Licensor and Licensee;

(b) by Licensee by written notice to Licensor if:

(i) Licensee is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Licensor pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Licensor by December 31, 2024 (the "**Drop Dead Date**"); or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Licensee to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Licensor by written notice to Licensee if:

(i) Licensor is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Licensee pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Licensee by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Licensor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) the IPO has not been effected or consummated by Licensee by the Deadline as required by Section 2.08.

(d) by Licensee or Licensor in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. Subject to the requirements of Section 2.08(c), in the event of the termination of this Agreement in accordance with this **ARTICLE IX**, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) that the obligations set forth in this **ARTICLE IX**, Section 6.06 and ARTICLE X hereof shall survive termination;

(b) that the rights and obligations of the Parties relating to Licensee's covenant to effect and consummate the IPO by the Deadline as provided under Section 2.08 shall survive termination; and

(c) that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; *provided, however*, that Licensee shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day following the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Licensor:	Safety Shot Inc. 1061 E. Indiantown Road Suite 110 Jupiter, Florida 33477 Attention: Brian John, CEO Email: bjohn@drinksafetyshot.com
with a copy to:	Lucosky Brookman LLP 101 Wood Avenue South, Suite 500 Woodbridge, NJ 08830

Attention: Joseph Lucosky, Esq.
Email: jlucosky@lucbro.com
Attention: Victoria A. Baylin, Esq.
Email: vbaylin@lucbro.com

If to Licensee:

Elite Health Partners Inc.
1725 Skyway Drive, Suite 150
Longmont, Colorado 80504
Attention: Tom Nyiri, CEO
Email: tomnyiri@elitehealthpartners.com

with a copy to:

Blockwick Eisentstein Krahenbuhl
2672 North Park Drive, Suite 200
Lafayette, Colorado80026
Email: cnb@bek-law.com
Attention: Craig Blockwick, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation;" (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Licensor that in and of itself, such information is material to or outside the ordinary course of the Legacy Business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other

term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Licensee may not sublicense any of the Legacy Assets. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) **ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF PALM BEACH AND COUNTY OF PALM BEACH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET**

FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE(S) FOLLOW(S)]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

LICENSOR:

SAFETY SHOT INC.

DocuSigned by:

By: Brian John
2B8704B25969435...

Print Name: Brian John
Title: CEO

LICENSEE:

ELITE HEALTH PARTNERS INC.

DocuSigned by:

By: Tom Nyiri
2A3266F927FE4D6...

Print Name: Tom Nyiri
Title: CEO

[Signature Page to Safety Shot – Elite Health Partners Agreement to License/Purchase Assets]

EXHIBIT A
BILL OF SALE

[attached]

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT

[attached]

DISCLOSURE SCHEDULE

to

AGREEMENT TO LICENSE AND PURCHASE ASSETS

between

SAFETY SHOT INC. ("*Licensor*"),

and

ELITE HEALTH PARTNERS, INC. ("*Licensee*")

February 21, 2024

This Disclosure Schedule (this "Disclosure Schedule") is being furnished by Safety Shot Inc., a Delaware corporation (the "Licensor") and Elite Health Partners, Inc., a Delaware corporation ("Licensee") in connection with the execution and delivery of that certain Agreement to License and Purchase Assets, dated as of February 21, 2024, between the Licensor and Licensee (as defined therein) (the "Agreement"). Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule shall have the respective meanings assigned to them in the Agreement.

The disclosures set forth in any particular part or subpart of this Disclosure Schedule will be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties or covenants of the Licensor that are set forth in the corresponding Schedule of the Agreement; and (b) any other representations and warranties or covenants of the Licensor that are set forth in the Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties or covenants is reasonably apparent on the face of such disclosure.

The mere inclusion of an item of information, matter or document in this Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission, or be used as a basis for interpreting that such item or matter (a) represents a material exception or material fact, event or circumstance, (b) is material or constitutes a Material Adverse Effect, (c) did not arise in the ordinary course of business, (d) constitutes, or shall be deemed to constitute, an admission or indication by the Corporation that such item meets any or all of the criteria set forth in the Agreement for inclusion in this Disclosure Schedule. No reference to or disclosure of any item or other matter in this Disclosure Schedule shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material. Items disclosed in this Disclosure Schedule are not necessarily limited to the items that the Agreement requires to be reflected herein, and certain items disclosed in this Disclosure Schedule are included solely for informational purposes or to avoid misunderstanding. In no event shall the disclosure of matters in this Disclosure Schedule be deemed or interpreted to broaden the Corporation's representations and warranties, covenants or agreements contained in the Agreement.

Reference to a document in this Disclosure Schedule shall be deemed to incorporate by reference all schedules, exhibits and annexes to such document. The information about contracts, permits, licenses, or similar documents or instruments, or reports or documents listed in this Disclosure Schedule is for identification purposes and is not intended to summarize the terms of such documents. Where the terms and conditions of contracts, permits, licenses, or similar documents or instruments are referenced, summarized or described in this Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such contracts, permits, licenses, or similar documents or instruments and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such contracts, permits, licenses, or similar documents or instruments.

The information set forth in this Disclosure Schedule, including all references to the enforceability of contracts with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended solely for the purposes of the Agreement to allocate rights and risks among the Licensor, on the one hand, and Licensee, on the other hand. No information set forth in this Disclosure Schedule shall be deemed to be an admission against interests by, give rise to any inference or proof of accuracy, be admissible against any party to the Agreement by any Person who is not a party to the Agreement, of any matter whatsoever, including of any violation of applicable law or breach of any agreement, or give rise to any claim or benefit to, any Person who is not a party to the Agreement. In disclosing the information contained in this Disclosure Schedule, the Licensor also expressly does not waive any attorney-client or other privileges associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed therein.

The information contained in this Disclosure Schedule is current as of the date of the Agreement, and the Licensor expressly disclaims and does not undertake any duty or obligation to update or modify the information contained in this Disclosure Schedule.

Schedule 2.01

Legacy Assets

Below is a list of all of the Legacy Assets of the Licensor.

1. The following table includes all of the patents and products in the Legacy Assets.

Hoxie Reference	Jupiter Reference	Country	Status	Filed Date
JPW-01-AU	JW-100	Australia	Pending	2020-08-07
JPW-01-BR		Brazil	Abandoned	2020-08-07
JPW-01-CA		Canada	Pending	2020-08-07
JPW-01-CN		China	Published	2020-08-07
JPW-01-EP		European Patent	Published	2020-08-07
JPW-01-IN		India	Abandoned	2020-08-07
JPW-01-JP		Japan	Abandoned	2020-08-07
JPW-01-KR		Korea, Republic of (KR)	Abandoned	2020-08-07
JPW-01-MX		Mexico	Pending	2020-08-07
JPW-01-PCT		Patent Cooperation Treaty	Expired	2020-08-07
JPW-01-PROV		United States of America	Expired	2019-08-09
JPW-01-PROVB		United States of America	Expired	2020-03-04
JPW-01-US		United States of America	Abandoned	2020-08-07
JPW-01-USC		United States of America	Published	2022-09-30
JPW-02-CA	Oronasal CBD Formulations and Uses Thereof	Canada	Abandoned	2021-06-21
JPW-02-EP		European Patent	Abandoned	2021-06-21
JPW-02-PCT		Patent Cooperation Treaty	Expired	2021-06-21

JPW-02-PCTC		United States of America	Pending	2021-06-21
JPW-02-PROV		United States of America	Expired	2020-06-22
JPW-02-USP		United States of America	Abandoned	2021-06-21
JPW-03-PCT	CBD Sunscreen	Patent Cooperation Treaty	Expired	2021-04-06
JPW-03-PCTC		United States of America	Published	2022-10-06
JPW-03-PROV		United States of America	Expired	2020-04-06
JPW-03-PROVB		United States of America	Expired	2020-06-03
JPW-04-PROV	Systems and Methods for Treating Androgenetic Alopecia	United States of America	Expired	2018-09-26
JPW-04-USP		United States of America	Abandoned	2019-09-25
JPW-05-PROV	JW-700	United States of America	Expired	2018-10-05
JPW-05-PROVB		United States of America	Expired	2018-11-06
JPW-05-PROVC		United States of America	Expired	2019-02-01
JPW-05-PROVD		United States of America	Expired	2019-05-17
JPW-05-PROVE		United States of America	Expired	2019-09-04
JPW-05-USP		United States of America	Granted	2019-10-04
JPW-05-USPD		United States of America	Pending	2023-09-25
JPW-05-USPN		United States of America	Allowed	2020-01-21
JPW-05-USPNC		United States of America	Published	2023-04-17
JPW-05-USPNN		United States of America	Published	2022-06-10
JPW-05-USPNN-PCT		Patent Cooperation Treaty	Published	2023-02-14
JPW-05-IN		India	Pending	2023-02-14

JPW-05-JP		Japan	Pending	2023-02-14
JPW-06-US	Methods and Compositions for Improving the Appearance of Hair Following Topical Minoxidil Application	United States of America	Abandoned	2020-06-08
JPW-07-PROV	Methods for Protecting Hair Follicles	United States of America	Expired	2019-07-31
JPW-07-USP		United States of America	Abandoned	2020-07-31
JPW-08-PCT	TAAR Receptor Agonists for the Treatment of Alopecia	Patent Cooperation Treaty	Expired	2019-03-20
JPW-08-PCTC		United States of America	Published	2021-01-22
JPW-08-PROV		United States of America	Expired	2018-07-26
JPW-08-PROVB		United States of America	Expired	2018-07-27
JPW-08-PROVC		United States of America	Expired	2018-07-27
JPW-08-PROVD		United States of America	Expired	2018-09-20
JPW-08-PROVE		United States of America	Expired	2018-10-30
JPW-09-PROV	Post Acute Covid 19 Tinnitus	United States of America	Abandoned	2022-10-18
JPW-11-PROV	JW-710	United States of America	Filed	2023-10-31
JPW-12-PROV	Photocil	United States of America	Expired	2011-11-03
JPW-12-US-PCT		Patent Cooperation Treaty	Expired	2013-07-23
JPW-12-US		United States of America	Abandoned	2012-11-05
JPW-12-USN		United States of America	Abandoned	2013-07-22
JPW-12-USN2		United States of America	Granted	2013-12-31

JW-500	Rejoy	--	Not patented	--

2. The following list includes all of the inventory of the Licensor:

	On Hand
850005652137 (Photocil Therapeutic Emulsion 2.12 oz 60g)	4,269
850005652182 (4oz 1000mg Radiant Relief)	830
850005652199 (4OZ 1000MG Massage Cream)	930
850005652243 (Caring Brands 2oz Dr. Heel Stick)	999
850005652311 (Caring Brands 2oz Heel Dr. Cream)	1,009
850005652328 (Caring Brands 4oz Recovery Rub)	902
850005652335 (Caring Brands 3oz Roll On)	996
850005652342 (4oz 1000mg Comfort Cream)	890
850005652359 (Canisun SPF50 Continuous Spray 6oz)	1,815
850005652366 (Canisun 30SPF Continuous Spray 3oz)	2,014
850005652380 (Caring Brands 8oz Drift Away)	1,001
850005652397 (Caring Brands 2oz Beard Oil)	940
855614008078 (Knob Polish 6oz)	45
855614008450 (10ml 500mg Temple Tonic)	948
855614008467 (1937 Wellness CBD Comfort Cream)	4,105
Total Inventory	21,693
TOTAL	**21,693**

3. The Legacy Licenses listed on Schedule 2.05 are hereby incorporated by reference. However, these Legacy Licenses will not be transferred to Licensee until such time as the Closing, if any, has occurred.

Schedule 2.05

Legacy Licenses

Below is a list of all the Legacy Licenses:*

1. Tripartite Agreement to Manufacture, Sell and Distribute by and between Jupiter Wellness, Inc. and Cosmofix Technovation Pvt Ltd. and Sanpellegrino Cosmetics Private Limited (for JW-700 and Photocil) (the "**Tripartite License**").
2. License Agreement between Applied Biology Inc. and Taisho Pharmaceutical Co., Ltd. (the "**Taisho License**").
3. Sublicenses for JW-700 and Photocil granted to entities in 31 countries, including India, Indonesia, Middle East, Southeast Asia, and Africa (included within the Tripartite License).

* The foregoing Legacy Licenses will not be transferred to Licensee until such time as the Closing, if any, has occurred. These licenses will remain with Licensor until such Closing, if any, has occurred.

Schedule 4.06(a)

Material Contracts

Below is a list of Material Contracts:

1. Tripartite License
2. Taisho License

Schedule 4.11(a)

Legal Proceedings

1. On November 30, 2023, Intracoastal Capital, LLC ("Intracoastal") commenced an action against the Licensor in the New York County Supreme Court, alleging that (i) the Licensor is in breach of a common stock warrant issued to Intracoastal on or about July 26, 2021, and (ii) that the Licensor should be ordered by the court to deliver to Intracoastal 330,619 free trading shares of Licensor common stock. The Licensor's answer to Intracoastal's complaint is due on or before January 26, 2025.
2. On December 8, 2023, the Licensor commenced an action against Capybara Research ("Capybara"), Igor Appelboom ("Appelboom," and together with Capybara Research, the "Capybara Parties") and Accretive Capital LLC d/b/a Benzinga ("Capybara Parties and Accretive, together, the "Capybara Defendants") in the United States District Court for the Southern District of New York. The Licensor's complaint alleges that (i) the Capybara Parties are liable for securities fraud to the Licensor for making false representations that were made to manipulate the price of Licensor's common stock to the benefit of the Capybara Parties, and (ii) the Capybara Defendants are liable for tortious interference with prospective business relations to the Licensor by misleading the investing public to—absent a legitimate basis and, instead, for the benefit of the Capybara Defendants—take short positions against Licensor common stock to wrongfully depress the price of the same.
3. On September 5, 2023, "Sabby" Volatility Warrant Master Fund Ltd. sued the Licensor in the federal district court for the Southern District of New York case captioned Sabby Volatility Warrant Master Fund Ltd. v. Jupiter Wellness, Inc., No.1:23-cv-07874-KPF (the "Litigation"). Sabby's initial complaint in the Litigation alleges that the Licensor's delayed spin-off and distribution of the common stock of "SRM" Entertainment. Inc. give rise to claims of breach-of-contact, promissory estoppel, and negligent misrepresentation. On November 10, 2023, Licensor sought judicial permission to move to dismiss Sabby's complaint, arguing that Sabby had no legal right to the delayed distribution occurring on the original record date, and that regardless, no law requires the Licensor to compensate Sabby for the costs of covering its short position against the Licensor. In response, the Court allowed the parties to bypass that dismissal motion briefing so long as Sabby filed an amended complaint by December 15, 2023. Sabby did timely file an amended pleading, and the Licensor is considering whether to move to dismiss that amended complaint.